Exhibit 99

NEWS RELEASE

April 29, 2010

For Release:	Immediately
Contact:	Investors:	Stacey A. Renner, (845) 486-5730
	News Media:	Denise D. VanBuren, (845) 471-8323

CH Energy Group Releases First-Quarter Earnings Results

(Poughkeepsie, NY) CH Energy Group, Inc. (NYSE:CHG) posted earnings of $1.30 per share for the first quarter of 2010, down 17 cents, or 12 percent, as compared to the first three months of 2009. The earnings contribution of the Corporation’s largest subsidiary, Central Hudson Gas & Electric Corporation, increased by 26 cents per share. That increase was more than offset by a reduction of 38 cents per share from the Griffith Energy Services subsidiary, which resulted primarily from the divestiture in December 2009 of a portion of Griffith’s operations.

"While our consolidated earnings fell for the quarter, we are nonetheless pleased with our results. For the third consecutive quarter, Central Hudson continued its recovery from previously depressed earnings levels, and the reduced contribution from a smaller Griffith during its peak season was anticipated," said Chairman of the Board, President and C.E.O. Steven V. Lant.

CH Energy Group released the following earnings results by business unit:

Central Hudson Gas & Electric Corporation

Central Hudson, which represents nearly 90 percent of CH Energy Group’s total assets, earned $1.04 cents per share during the first quarter of 2010, up 26 cents from the 78 cents per share posted during the same period of 2009. While increased delivery revenues that went into effect in the second half of 2009 added 40 cents to the quarter-over-quarter comparison, higher depreciation and increased property taxes combined to offset a portion of the revenue increase.

Increased service restoration expense associated with storms also depressed first-quarter 2010 earnings, though Central Hudson’s incremental expenses associated with the largest storm restoration effort in its history (following heavy snowfall that interrupted service to approximately 210,000 customers in late February) are not reflected in these quarterly results. Colder-than-normal weather and higher sales that occurred in the first three months of 2009 benefitted earnings in that quarter, at a time when there was no Revenue Decoupling Mechanism to address the volatility associated with them.

“The Revenue Decoupling Mechanism that went into effect in July as part of our current rate agreement levelizes the impact of fluctuations in weather and sales patterns over time,” said Lant. “No RDM was in place during the first half of 2009, and comparing results between these periods illustrates how an RDM helps to reduce volatility in both customers’ bills and our earnings over time, while positioning us to enthusiastically promote our energy efficiency programs.”

Griffith Energy Services

Griffith Energy Services posted 26 cents of earnings per share during the first quarter of 2010. Excluding the 28-cent impact of Griffith’s partial divestiture, earnings were 10 cents per share lower in the first quarter of 2010 relative to the same period last year. This decrease was due primarily to warmer winter weather and lower margins resulting from rising wholesale prices, which together contributed an additional 8 cents to quarterly results.

“We divested about 40 percent of Griffith in late 2009 as part of a strategy to reduce our cash flow and earnings volatility. The proceeds from that sale were almost immediately reinvested into a 20-megawatt wind project in Wisconsin that we expect to be operational by the fourth quarter of 2010,” Lant explained. “Beginning in 2011, we anticipate this project to begin contributing more stable and predictable earnings and cash flows than had been the case with the portion of the Griffith business that we sold.”

Other Businesses and Investments

The other business investments of CH Energy Group posted no earnings during the first quarter, as compared to a gain of 5 cents per share during the first three months of 2009. “This business unit’s contribution to earnings was lower in the first quarter of 2010 due largely to 3 cents per share of higher interest expense resulting from debt issued in the second quarter of 2009 to fund our unregulated operations,” said Lant. “Our remaining unregulated investments contributed 2 cents less per share than they did in the first quarter of 2009, resulting primarily from lower earnings associated with our ethanol and biomass investments.”

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About CH Energy Group, Inc.: CH Energy Group, Inc. is a family of companies seizing new opportunities in the energy marketplace through two primary subsidiaries. Central Hudson Gas & Electric Corporation is a regulated transmission and distribution utility serving approximately 300,000 electric and about 74,000 natural gas customers in eight counties of New York State’s Mid-Hudson River Valley, and delivering natural gas and electricity in a 2,600-square-mile service territory that extends north from the suburbs of metropolitan New York City to the Capital District at Albany.  Central Hudson Enterprises Corporation, a non-regulated subsidiary, is the umbrella for a family of energy-related companies and investments focused primarily on fuel distribution and renewable energy.  Griffith Energy Service’s fuel distribution business supplies energy products and services to approximately 58,000 customers in five states and Washington, D.C. CHEC also has interests in several renewable energy projects in New York and other states, primarily focused on wind and landfill gas.

Conference Call:  Mr. Lant will conduct a conference call with investors to review financial results at 2:00 p.m. (ET) today, April 29, 2010. Dial-in: 1-800-230-1092; Conference Name “CH Energy Group.” Supplemental materials will be posted to the Company’s Web site at www.CHEnergyGroup.com to assist participants in following the Conference Call presentation.  A digitized replay of the call will be available from 4:30 p.m. (ET) on April 29, 2010, until 11:59 p.m. (ET) on May 6, 2010, by dialing 1-800-475-6701 and entering access code 154383. In addition, the call will be webcast live in listen-only mode and available for replay for approximately 30 days within the Investor Relations section of the Company’s Web site at www.CHEnergyGroup.com

Forward-Looking Statements –
Statements included in this News Release and any documents incorporated by reference which are not historical in nature are intended to be, and are hereby identified as, “forward-looking statements” for purposes of the safe harbor provided by Section 21E of the Exchange Act.  Forward-looking statements may be identified by words including “anticipates,” “intends,” “estimates,” “believes,” “projects,” “expects,” “plans,” “assumes,” “seeks,” and similar expressions.  Forward-looking statements including, without limitation, those relating to CH Energy Group and its subsidiaries' future business prospects, revenues, proceeds, working capital, liquidity, income, and margins, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, due to several important factors, including those identified from time-to-time in the forward-looking statements.  Those factors include, but are not limited to: weather; fuel prices; corn and ethanol prices; plant capacity factors; energy supply and demand; interest rates; potential future acquisitions; developments in the legislative, regulatory, and competitive environment; market risks; electric and natural gas industry restructuring and cost recovery; the ability to obtain adequate and timely rate relief; changes in fuel supply or costs including future market prices for energy, capacity, and ancillary services; the success of strategies to satisfy electricity, natural gas, fuel oil, and propane requirements; the outcome of pending litigation and certain environmental matters, particularly the status of inactive hazardous waste disposal sites and waste site remediation requirements; and certain presently unknown or unforeseen factors, including, but not limited to, acts of terrorism. CH Energy Group and its subsidiaries undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.   Given these uncertainties, undue reliance should not be placed on the forward-looking statements.

CH ENERGY GROUP, INC.
CONSOLIDATED BALANCE SHEET

	March 31,	December 31,
	2010 ¹	2009 ²
ASSETS	(Thousands of Dollars)

UTILITY PLANT
Utility plant	$1,339,072	$1,329,700
Less: Accumulated depreciation	381,112	375,434

	957,960	954,266
Construction work in progress	58,227	58,120

Net Utility Plant	1,016,187	1,012,386

OTHER PROPERTY AND PLANT - NET	41,874	43,653

CURRENT ASSETS
Cash and cash equivalents	67,490	73,436
Accounts receivable - net	109,760	94,526
Fuel, materials and supplies	20,745	24,841
Fair value of derivative instruments	64	741
Regulatory assets	77,403	59,993
Special deposits and prepayments	33,349	23,153
Accumulated deferred income tax	2,158	300
Other	20,212	20,771

	331,181	297,761

DEFERRED CHARGES AND OTHER ASSETS	373,721	344,083

TOTAL	$1,762,963	$1,697,883

CAPITALIZATION and LIABILITIES

CAPITALIZATION
Common Equity ³	$545,630	$533,502
Non-controlling interest	1,420	1,385
Preferred Stock of subsidiary	21,027	21,027
Long-term debt	463,898	463,897

	1,031,975	1,019,811

CURRENT LIABILITIES
Current maturities of long-term debt	24,000	24,000
Notes payable	30,000	0
Accounts payable	52,755	43,197
Accrued interest	6,498	6,067
Dividends payable	8,782	8,777
Customer advances and deposits	21,384	31,029
Regulatory liabilities	19,969	29,974
Fair value of derivative instruments	36,789	13,837
Other	37,622	46,130

	237,799	203,011

DEFERRED CREDITS AND OTHER LIABILITIES	310,818	316,978

ACCUMULATED DEFERRED INCOME TAX	182,371	158,083

TOTAL	$1,762,963	$1,697,883

¹ Unaudited

² Subject to explanations contained in the Annual Report on Form 10-K of the Company to the SEC for the Year ended December 31, 2009.

³ Shares outstanding at March 31, 2010  = 15,813,388.  Shares outstanding at December 31, 2009  = 15,804,562.

CH ENERGY GROUP, INC.
CONSOLIDATED STATEMENT OF INCOME

	(Unaudited)
	For the Three Months Ended March 31,
	2010	2009
	(Thousands of Dollars)
Operating Revenues
Electric	$145,962	$156,753
Natural gas	69,087	90,123
Competitive business subsidiaries:
Petroleum products	80,160	68,517
Other	7,433	6,703
Total Operating Revenues	302,642	322,096

Operating Expenses
Operation:
Purchased electricity and fuel used in electric generation	68,151	91,751
Purchased natural gas	37,648	64,825
Purchased petroleum	62,771	47,889
Other expenses of operation - regulated activities	57,703	46,321
Other expenses of operation - competitive business	14,304	14,940
Depreciation and amortization	9,924	9,366
Taxes, other than income tax	10,853	10,105
Total Operating Expenses	261,354	285,197

Operating Income	41,288	36,899

Other Income and Deductions
Income from unconsolidated affiliates	234	230
Interest on regulatory assets and investment income	1,127	1,116
Write-off of note receivable	-	(1,299)
Regulatory adjustment for interest costs	(142)	(529)
Business development costs	(303)	(481)
Other - net	(148)	301
Total Other Income and Deductions	768	(662)

Interest Charges
Interest on long-term debt	5,609	4,780
Interest on regulatory liabilities and other interest	1,699	1,074
Total Interest Charges	7,308	5,854

Income before income taxes, non-controlling interest and preferred dividends of subsidiary	34,748	30,383

Income taxes	14,033	11,429

Net Income from Continuing Operations	20,715	18,954

Discontinued Operations
Income from discontinued operations before tax	-	7,481
Income tax expense from discontinued operations	-	3,104
Net Income from Discontinued Operations	-	4,377

Net Income	20,715	23,331

Net income (loss) attributable to non-controlling interest:
Non-controlling interest in subsidiary	35	(32)
Dividends declared on cumulative Preferred Stock of Central Hudson	242	242

Net income attributable to CH Energy Group	20,438	23,121

Dividends declared on Common Stock	8,539	8,524

Change in Retained Earnings	$11,899	$14,597

Average number of common stock shares outstanding
Basic	15,778	15,771
Diluted	15,936	15,828

Income from continuing operations attributable to CH Energy Group common shareholders
Earnings per share -Basic:	$1.30	$1.19
Earnings per share -Diluted:	$1.28	$1.18

Income from discontinued operations
Earnings per share -Basic:	$-	$0.28
Earnings per share -Diluted:	$-	$0.28

Amounts attributable to CH Energy Group common shareholders
Earnings per share -Basic:	$1.30	$1.47
Earnings per share -Diluted:	$1.28	$1.46

Dividends Declared Per Share	$0.54	$0.54

CH ENERGY GROUP, INC.
EARNINGS PER SHARE BY SEGMENT

The chart below presents the change in earnings of CH Energy Group’s business units in terms of earnings for each share of CH Energy Group’s Common Stock.  Management believes this presentation is useful because these business units are each wholly owned by CH Energy Group.

Consolidated CH Energy Group	Three Months Ended
	March 31,
	2010 ¹	2009 ¹

Central Hudson - Electric	$0.58	$0.40
Central Hudson - Natural Gas	$0.46	$0.38

Griffith	$0.26	$0.64

Other Businesses and Investments	$-	$0.05

Earnings per Share (basic)	$1.30	$1.47

Earnings per Share (diluted)	$1.28	$1.46

¹ Unaudited

The information above is considered a non-GAAP financial measure.  This information is not an alternative to earnings per share determined on a consolidated basis, which is the most directly comparable GAAP measure.  A reconciliation of each business unit's earnings per share to CH Energy Group's earnings per share, determined on a consolidated basis, is included in the table above.